EXHIBIT 3.1
CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

LIFE NUTRITION PRODUCTS, INC.

Life Nutrition Products, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, hereby certifies on this 17th day of July, 2013, that:

FIRST: The name of the Corporation is Life Nutrition Products, Inc.

SECOND: Article I of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

“ARTICLE I

NAME

The name of the Corporation shall be ADGS ADVISORY, INC.”

THIRD: The amendment shall be effective on July 19, 2013.

FOURTH: The amendment was authorized by the unanimous written consent of the Board of Directors followed by written consent of the stockholders being given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been executed by Li Lai Ying, the Chief Executive Officer of the Corporation, as of the date first written above.

Life Nutrition Products, Inc.

By:	/s/ Li Lai Ying
Name: Li Lai Ying
Title: Chief Executive Officer